Exhibit 99.1

Checkers Drive-In Restaurants, Inc. Reports Fourth Quarter and Full Year 2005 Earnings

          TAMPA, March 16 /PRNewswire-FirstCall/ -- Checkers Drive-In Restaurants, Inc. (Nasdaq: CHKR) today announced earnings for the fiscal fourth quarter and full year ended January 2, 2006.

Highlights for the 16-week fourth quarter 2005 compared to the 17-week year ago quarter are as follows:
Total revenue was $53.9 million compared to $60.6 million in the fourth quarter 2004
Same store sales increased for the 19th quarter out of the last 20 Diluted earnings per share were $0.19

Highlights for the 52-week fiscal 2005 compared to the 53-week fiscal 2004 are as follows:
Total revenue was $187.2 million compared to $194.2 million in fiscal 2004
Company-operated same store sales increased 2.5%
Diluted earnings per share were $0.74

          Subsequent Event:
          The Company expects to be acquired by Taxi Holdings Corporation by the end of the second quarter of 2006

          Fourth quarter 2005 results

          Total revenue, including franchise royalty and fee income, was $53.9 million for the 16-week quarter ended January 2, 2006, compared to $60.6 million for the 17-week year-ago quarter. Company-operated restaurants generated sales of $48.5 million versus $55.1 million in the fourth quarter of 2004.  Restaurant sales for the quarter were reduced by an estimated $2.3 million in Company-operated restaurants relating to closures due to hurricanes.  The Company also operated seven fewer restaurants at the end of fiscal 2005 compared to the end of fiscal 2004, primarily due to the sale of restaurants to franchisees.  During the fourth quarter of 2005, Company-operated same store sales increased 0.3%, resulting in positive same store sales in 19 of the last 20 quarters.

          Franchise royalty revenue was $5.2 million compared to $5.5 million in the fourth quarter of 2004, while franchise same store sales declined 2.9%. Franchise fees and other income was $0.2 million, compared to $0.1 million in the same quarter last year.

          Net income for the fourth quarter of 2005 was $2.4 million, or $0.19 per diluted share, which included a benefit of $0.8 million relating to a reserve on a closed store reopened in the fourth quarter, partially offset by an impairment charge of $0.3 million on one underperforming restaurant and $0.4 million in costs relating to exploring strategic alternatives.

          Net income for the same quarter last year was $4.2 million, or $0.35 per diluted share, which included a benefit of $2.0 million for the recovery of legal expenses due to a favorable court settlement, partially offset by $0.7 million in additional audit costs primarily for Sarbanes-Oxley compliance and $0.9 million relating to the adjustment of depreciation and disposal of leasehold improvements.  The fourth quarter of 2004 also included a net tax benefit of $0.8 million relating to a revision of the net deferred income tax assets.

          At the end of the fourth quarter, Checkers had a system-wide total of 804 stores, of which 200 were Company-operated and 604 were franchised.

          Fiscal 2005 results

          Total revenue, including franchise royalty and fee income, for the 52-week fiscal year ended January 2, 2006 was $187.2 million, compared to $194.2 million for the 53-week fiscal 2004.  Restaurant sales for the year were reduced by an estimated $3.8 million in Company-operated restaurants relating to closures due to hurricanes.  Company-operated restaurants generated sales of $168.9 million in fiscal 2005 versus $176.3 million in fiscal 2004, while same store sales increased 2.5%.

          During fiscal 2005, franchise royalty revenue was $17.9 million compared to $17.1 million a year ago, while franchise fees and other income was $0.4 million compared to $0.8 million last year. Franchise same store sales grew 0.7%.

          Net income for fiscal 2005 was $9.2 million, or $0.74 per diluted share, which included $0.3 million in audit fees relating to the Company’s former auditors, $0.7 million in costs associated with exploring strategic alternatives, compensation expense for a stock grant to the independent members of the Board of Directors of $0.8 million, hurricane-related insurance deductible expense of $0.3 million and impairment charges of $0.4 million, partially offset by a benefit of $0.8 million relating to a reserve on a closed store reopened in the fourth quarter and a benefit of $0.8 million relating to a legal settlement.  Fiscal 2005 also included a net tax benefit of $0.3 million.

          Net income for fiscal 2004 was $11.5 million, or $0.92 per diluted share, which included $0.9 million in additional audit costs primarily for Sarbanes-Oxley compliance, $0.9 million relating to the adjustment of depreciation and disposal of leasehold improvements, $0.5 million for a stock grant to the independent members of the Board of Directors and $0.4 million for impairment charges, partially offset by a benefit of $2.0 million for a legal settlement. The prior year also included a net tax benefit of $0.8 million relating to a revision of the net deferred income tax assets and intangible assets.

          Subsequent event

          On February 17, 2006, the Company announced that it entered into a definitive agreement with Taxi Holdings Corp., an affiliate of Wellspring Capital Management LLC, a private equity firm, whereby Taxi Holdings will acquire all of Checkers’ outstanding shares for $15.00 per share in cash.  The total transaction value is approximately $188 million, including the assumption of Checkers’ debt.  The acquisition agreement has been approved by the Checkers Board of Directors upon recommendation by a Special Committee of the Board formed to explore strategic alternatives, and is expected to close in the second quarter of 2006.  Completion of the transaction is subject to customary conditions and regulatory approvals and the approval of holders of a majority of Checkers’ outstanding shares.  Wellspring has furnished Checkers with commitment letters for the equity and debt financing necessary for the transaction.

          About Checkers Drive-In Restaurants, Inc.
          Checkers Drive-In Restaurants, Inc. is headquartered in Tampa, Florida.  For more information about the Company, please visit http://www.checkers.com.

          Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.  These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors.  Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

        Contacts:
          Investor Relations
          Brad Cohen
          Integrated Corporate Relations, Inc.
          (203) 682-8211

CHECKERS DRIVE-IN RESTAURANTS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended

	January 2, 2006	January 3, 2005	January 2, 2006	January 3, 2005

REVENUES:
Restaurant sales	$48,534	$55,109	$168,866	$176,319
Franchise royalty revenue	5,176	5,450	17,942	17,125
Franchise fees and other income	198	76	346	805
Total revenues	53,908	60,635	187,154	194,249
COSTS AND EXPENSES:
Restaurant food and paper costs	15,570	17,998	54,438	56,696
Restaurant labor costs	14,052	15,826	48,956	51,841
Restaurant occupancy expense	3,456	3,344	10,728	11,198
Restaurant depreciation	2,700	3,020	7,979	7,293
Other restaurant operating expenses	6,471	6,958	21,772	22,103
General and administrative expenses	4,796	3,425	15,857	13,802
Advertising	2,957	3,510	10,358	10,828
Non-cash compensation	—	—	840	544
Other depreciation and amortization	256	333	923	1,140
Impairment of long-lived assets	263	56	421	56
Restaurant retirement costs	(706)	92	(631)	(115)
(Gain) loss on sales of assets	35	(87)	295	(76)
Total costs and expenses	49,850	54,475	171,936	175,310
Operating income	4,058	6,162	15,218	18,939
OTHER INCOME (EXPENSE):
Interest income	502	337	1,315	1,035
Interest expense	(645)	(700)	(2,094)	(2,329)
Income before minority interest, income tax expense (benefit) and cumulative effect of change in accounting principle	3,915	5,799	14,439	17,645
Minority interest in operations of joint ventures	—	—	—	—
Income before income tax expense (benefit) and cumulative effect of change in accounting principle	3,915	5,799	14,439	17,645
Income tax expense (benefit)	1,558	1,616	5,269	6,154
Income before cumulative effect of change in accounting principle	2,357	4,182	9,170	11,491
Cumulative effect of change in accounting principle (net of tax)	—	—	—	—
NET INCOME	$2,357	$4,183	$9,170	$11,491
COMPREHENSIVE INCOME	$2,357	$4,183	$9,170	$11,491
Basic earnings per share	$0.21	$0.38	$0.81	$0.99
Diluted earnings per share	$0.19	$0.35	$0.74	$0.92
Weighted average number of common shares outstanding:
Basic	11,480	11,088	11,324	11,633
Diluted	12,517	12,086	12,353	12,491

CHECKERS DRIVE-IN RESTAURANTS, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 2, 2006	January 3, 2005

Current Assets:
Cash and cash equivalents	$15,104	$7,075
Accounts, notes and leases receivable, net	3,790	2,633
Inventory	1,021	1,062
Prepaid rent	1,351	1,246
Deferred income tax assets	3,976	4,894
Property and equipment held for sale	1,553	1,560
Other current assets	439	383
Total current assets	27,234	18,853
Restricted cash	4,245	3,943
Property and equipment, net	55,125	55,309
Notes receivable, net - less current portion	6,221	5,082
Leases receivable, net- less current portion	4,179	4,555
Intangible assets, net	23,739	24,024
Deferred income tax assets	8,070	11,094
Other assets	984	1,170
Total assets	$129,797	$124,030
Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$1,868	$2,064
Accounts payable	4,854	4,724
Current portion of reserves for restaurant relocations and abandoned sites	444	785
Accrued wages and benefits	2,193	2,890
Current portion of accrued self insurance	1,123	1,390
Accrued liabilities	4,337	6,180
Total current liabilities	14,819	18,033
Long-term debt, less current maturities	15,059	17,082
Obligations under capital leases, less current maturities	3,618	3,694
Reserves for restaurant relocations and abandoned sites, net of current portion	1,766	3,326
Deferred revenue	4,897	4,895
Accrued self insurance, net of current portion	2,229	2,860
Other long-term liabilities	1,100	1,188
Total liabilities	43,488	51,078
Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at January 2, 2006 and January 3, 2005	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 13,283,678 at January 2, 2006 and 12,812,826 at January 3, 2005	13	13
Additional paid-in capital	154,190	150,003
Accumulated deficit	(49,922)	(59,092)
	104,281	90,924
Less: Treasury stock, 1,785,900 shares at January 2, 2006 and 1,785,900 shares at January 3, 2005, at cost	(17,972)	(17,972)
Total stockholders’ equity	86,309	72,952
	$129,797	$124,030

Restaurants Operating in the System
For the Quarters Ended

	March 22, 2004	June 14, 2004	Sept. 6, 2004	Jan. 3, 2005	March 28, 2005	June 20, 2005	Sept. 12, 2005	Jan. 2, 2006

Company-operated:
Beginning of quarter	222	222	221	210	207	205	206	203
Openings/ transfers in	—	7	2	1	1	2	1	2
Closings/ transfers out	—	(8)	(13)	(4)	(3)	(1)	(4)	(5)
End of quarter	222	221	210	207	205	206	203	200
Franchise:
Beginning of quarter	562	565	566	581	581	587	585	590
Openings/ transfers in	3	10	15	5	7	5	7	18
Closings/ transfers out	—	(9)	—	(5)	(1)	(7)	(2)	(4)
End of quarter	565	566	581	581	587	585	590	604
	787	787	791	788	792	791	793	804

SOURCE  Checkers Drive-In Restaurants, Inc.
          -0-                                        03/16/2006
          /CONTACT:  Brad Cohen, Investor Relations of Integrated Corporate Relations, Inc., +1-203-682-8211, for Checkers Drive-In Restaurants, Inc./